Exhibit 10.10

Civitas Resources, Inc.

Independent Director Compensation Program

Effective November 1, 2021, all independent directors of Civitas Resources, Inc. (“Civitas”) will generally convert to the director compensation program currently in place at Extraction Oil & Gas, Inc. (“Extraction”). More specifically, the elements of the Civitas Independent Director Compensation Program shall be as follows:

1.	Annual director cash fee – none.

2.	Annual committee-member cash fee – none.

3.

Annual committee-chair cash fee – (A) $25,000 for Audit Committee, (B) $20,000 for Compensation Committee; (C) $15,000 for Nominating and Corporate Governance Committee; and (D) $20,000 for ESG Committee, with each paid on a quarterly basis.

4.

Annual equity awards – deferred stock units (“DSUs”) with a grant-date fair value (“GDFV”) of $300,000, determined using a 30-trading day CIVI VWAP for the period ending on the day before the grant-date, with 25% vesting each quarter; each annual award shall be granted on the day of the Civitas annual stockholder meeting. Dividends on all DSUs shall be paid to directors on a current basis. Acceleration and forfeiture events are addressed below.

For members of the Extraction board of directors who will be continuing as members of the Civitas board, no changes to their existing compensation components shall occur except as specified herein. Their unvested Extraction DSUs shall convert to economically equivalent Civitas DSUs on or about November 1, 2021 and vest in accordance with their existing time-based vesting schedule.

For members of the Bonanza Creek Energy, Inc. (“Bonanza”) and Crestone Peak Resources (“Crestone”) boards who will be continuing as independent directors of Civitas (“Continuing Bonanza Directors” and “Continuing Crestone Directors”), the following provisions shall be made for the period of time prior to the 2022 Civitas annual stockholder meeting:

A.	cash fees under the Bonanza director compensation program, to the extent applicable, shall be paid through October 31, 2021;

B.

all future cash fees, if any, shall be limited to the Civitas committee-chair fees described above, prorated downward to 7/12ths to cover the partial year between November 1, 2021 and the 2022 Civitas annual stockholder meeting;

C.

Jim Trimble’s compensation under the Crestone Peak director compensation program for the period prior to November 1, 2021 shall be fully satisfied through a one-time grant of whole shares of Civitas common stock with a GDFV of $83,333, determined based on the 30-trading day BCEI VWAP ending on October 31, 2021;

D.	existing RSUs awards held by Continuing Bonanza Directors shall vest in accordance with their existing vesting schedule; and

E.

to cover the period starting on November 1, 2021 and ending on the date of the 2022 Civitas annual stockholder meeting, each Continuing Bonanza Director and Continuing Crestone Director shall receive an interim award of DSUs with a GDFV of $175,000, determined based on the 30-trading day BCEI VWAP ending on October 31, 2021, which shall vest one-third on January 1, 2022, one-third on April 1, 2022, and one-third on the date of the 2022 Civitas annual stockholder meeting, with settlement and other governing terms and conditions as set forth in accordance with the terms of their DSU award agreements.

For so long as they remain Civitas independent directors, all directors shall be required to retain ownership of all Civitas shares that they receive as a result of their DSU awards under this Independent Director Compensation Program or under the predecessor Bonanza, Extraction, or Crestone compensation programs.

Notwithstanding anything to the contrary within previous form award agreements for Extraction DSUs, in the event of a Civitas independent director’s cessation of service due to removal without cause, or due to death or disability, all unvested DSUs shall vest on an accelerated basis, and all vested shares will be released to such director, effective on the date of the director’s cessation of service. In the event an independent director resigns voluntarily (except as a result of a Civitas change in control), all of such director’s unvested DSUs shall be forfeited and cancelled at the effective time of the resignation; any Civitas shares underlying DSUs that vested prior to such effective time shall be released to such director upon his or her separation from the Board. Removal due to a conflict of interest, where a director cannot serve in multiple capacities long-term and chooses others over Civitas, shall be deemed a voluntary resignation. By way of clarification, a director’s decision not to stand for reelection shall not be deemed a voluntary resignation; in such event, the director’s unvested DSUs shall continue to vest until the next Civitas annual stockholder meeting (when the director’s term expires), and such director shall not receive any further grant of new DSUs.

If an independent director’s continuous service as a director of Civitas terminates for cause (as determined by the Board of Directors in good faith) at any time, all of his or her DSUs (vested or unvested) shall be forfeited upon such termination for cause; provided, however, that the Board of Directors shall have the discretion to adjust the extent of such forfeiture based on the facts and circumstances associated with such director’s termination, any harm that was caused to Civitas, and other considerations that the Board reasonably deems relevant to its decision.

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